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                      July 5, 2023

       Ragy Thomas
       Chief Executive Officer
       Sprinklr, Inc.
       29 West 35th Street, 7th Floor
       New York, NY 10001

                                                        Re: Sprinklr, Inc.
                                                            Form 10-K for the
Fiscal Year ended January 31, 2023
                                                            Filed April 3, 2023
                                                            File No. 001-40528

       Dear Ragy Thomas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Manish Sarin